Exhibit 107

Calculation of Filing Fee Table

Form S-8

(Form Type)

Plug Power Inc.

(Exact Name of Registrant as Specified in its Charter)

Table 1: Newly Registered Securities

Security Type	Security Class Title	Fee Calculation Rule	Amount Registered(1)		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee
Equity	Plug Power Inc. 2021 Stock Option and Incentive Plan Common Stock, $0.01 par value per share	Other	17,530,000	(2)	$28.33	(3)	$496,624,900.00	$0.0000927	$46,037.13
Total Offering Amounts							$496,624,900.00		$46,037.13
Total Fee Offsets									$0
Net Fee Due									$46,037.13

(1)	Pursuant to Rule 416 under the Securities Act of 1933, as amended (the “Securities Act”), this registration statement shall also cover any additional shares of common stock which become issuable by reason of any stock dividend, stock split, recapitalization or any other similar transaction effected without the receipt of consideration which results in an increase in the number of the Registrant’s outstanding shares of common stock.

(2)	Represents 17,530,000 additional shares of common stock authorized to be issued under Amendment No. 1 to the Plug Power Inc. 2021 Stock Option and Incentive Plan (the “2021 Plan”). Shares available for issuance under the 2021 Plan were previously registered on a Registration Statement on Form S-8 filed with the Securities and Exchange Commission on August 13, 2021 (File No. 333-258797).

(3)	Estimated solely for the purpose of calculating the registration fee pursuant to Rules 457(c) and (h) of the Securities Act, and based on the average of the high and low sale prices of the Registrant’s common stock, as quoted on the Nasdaq Capital Market, on September 16, 2022.